Exhibit 3.1

DESIGNATION OF RIGHTS AND PREFERENCES

of
SERIES B CONVERTIBLE PREFERRED STOCK

of
NEORX CORPORATION

Pursuant to this Designation of Rights and Preferences of Series B Convertible Preferred Stock (this “Certificate of Designation”), a series of preferred stock of NeoRx Corporation (the “Corporation”) is hereby designated as Series B Convertible Preferred Stock, which series shall consist of 1,575 shares, $0.02 par value per share (the “Convertible Preferred Stock”), which shall have the rights, preferences, privileges and limitations as set forth below:

1.             Dividends. The holders of the Convertible Preferred Stock shall be entitled to receive dividends, when, if and as declared by the Board of Directors of the Corporation (the “Board”), out of funds legally available therefor.  Such dividends shall be payable only when, as and if declared by the Board, acting in its sole discretion.

2.             Voting Rights. Except as otherwise provided herein or by law, the holders of the Convertible Preferred Stock shall have full voting rights and powers, subject to the Beneficial Ownership Cap as defined in Section 5(h) and the Maximum Common Stock Issuance as defined in Section 5(i), equal to the voting rights and powers of holders of the Corporation’s common stock, par value $0.02 per share (the “Common Stock”) and shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock have the right to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock and any other capital stock of the Corporation entitled to vote together with the Common Stock, all as one class. To the extent permitted under the applicable rules of the NASD, each holder of shares of Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted on the record date for the taking of a vote, subject to the Beneficial Ownership Cap limitations set forth in Section 5(h) and the Maximum Common Stock Issuance as defined in Section 5(i), or, if no record date is established, at the day prior to the date such vote is taken or any written consent of shareholders is first executed; provided that for purposes of determining the number of votes to which a holder of Convertible Preferred Stock is entitled, if the Conversion Value on the record date is less than the Current Market Price on the date of the Preferred Stock Purchase Agreement (as defined below), then such determination shall be made as if the Conversion Value for such shares of Convertible Preferred Stock on the record date were equal to the Current Market Price on the date of the Preferred Stock Purchase Agreement, as adjusted pursuant to Section 5(f), but without any other adjustments thereto.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

3.             Ranking; Rights on Liquidation.

(a)           The Convertible Preferred Stock shall rank, as to liquidation preference provided herein, (i) prior to (A) the Corporation’s Common Stock, (B) the Corporation’s Series A Junior Participating Preferred Stock, $.02 par value (the “Series A Junior Preferred Stock”), and (C) any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the majority of the holders of the Convertible Preferred Stock obtained in accordance with Section 4(a)(iii) hereof, such series specifically, by its terms, ranks senior to the Convertible Preferred Stock) (collectively, “Junior Stock”); (ii) pari passu with any other class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Convertible Preferred Stock (the “Pari Passu Securities”); and (iii) junior to (X) the Corporation’s $2.4375 Convertible Exchangeable Preferred Stock, Series 1, $.02 par value (the “Series 1 Preferred Stock”), and (Y) any class or series of capital stock of the Corporation hereafter created (with the written consent of a majority of the holders of the Convertible Preferred Stock obtained in accordance with Section 4(a)(iii) hereof) specifically ranking, by its terms, senior to the Convertible Preferred Stock) (the “Senior Stock”).

(b)           In the event of any Liquidation (as defined below), before any distribution of assets of the Corporation shall be made to or set apart for the holders of Junior Stock, but after any distribution to the holders of the Senior Stock of any liquidation preference to which they are entitled, the holders of Convertible Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount per share of Preferred Stock equal to the greater of (i) $10,000 or (ii), as applicable, either (x) in the case of a Liquidation as described in clause (iii) or (iv) of the definition thereof, the amount the holder would be entitled to receive if such holder had converted such share of Convertible Preferred Stock immediately prior to such Liquidation or (y) in all other cases, the Current Market Price on the date of Liquidation of the shares of Common Stock into which a share of Convertible Preferred Stock is then convertible as set forth in Section 5 hereof (such applicable amount being referred to as the “Liquidation Preference” for the Convertible Preferred Stock), plus any declared and unpaid dividends on the Convertible Preferred Stock. The Liquidation Preference for the Convertible Preferred Stock shall be payable to the holders of the Convertible Preferred Stock in the same form (e.g., securities, cash and/or property) as that which would be offered or payable to the holders of Common Stock of the Corporation in connection with the Liquidation if they were entitled to such payment after satisfaction of all rights in preference thereto, and if the Liquidation occurs pursuant to clause (i) of the definition of “Liquidation” then such Liquidation Preference shall be immediately payable in shares of Common Stock.  If the assets of the Corporation available for distribution to the holders of Convertible Preferred Stock and holders of Pari Passu Securities, if any, shall not be sufficient to make in full the payment to such holders of the preferential amounts payable thereon, such assets shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. The liquidation preference for any Pari Passu Securities, if any, shall be as set forth in the designation of rights and preferences filed in respect thereof.

(c)           If the assets of the Corporation available for distribution to shareholders, after any distribution to the holders of Senior Stock in respect of any liquidation preference to which they are entitled, exceed the aggregate amount of the Liquidation Preferences payable with respect to all shares of Convertible Preferred Stock and Pari Passu Securities then outstanding, then, after the payment required by paragraphs 3(a) and (b) above shall have been made or irrevocably set aside, the holders of Junior Stock shall be entitled to receive with respect to each share of Junior Stock payment from such remaining assets in accordance with the Articles of Incorporation of the Corporation (the “Articles of Incorporation”).

(d)           A “Liquidation” shall mean (i) an acquisition (other than an acquisition covered by clause (iii) of this sentence) by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than 50% of the voting rights or equity interests in the Corporation, whether in one transaction or in a series of related transactions approved by the Board; (ii) the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (iii) the acquisition of the Corporation by another entity by means of a transaction or series of transactions (including any reorganization, merger, share exchange or consolidation other than one effected for the purpose of reincorporating the Corporation), as a result of which the shareholders of the Corporation receive cash, securities or other property in exchange for their shares and the holders of the Corporation’s equity voting securities immediately prior to the transaction together own less than 80% of the outstanding voting power of the surviving or resulting corporation; or (iv) the sale of all or substantially all of the assets of the Corporation such that a vote of the shareholders of the Corporation is taken pursuant to the law of the Corporation’s state of incorporation to approve the sale.  For avoidance of doubt, a “Liquidation” pursuant to clause (i) of the preceding sentence shall not include transactions that are strategic collaborations, development agreements, joint ventures or licensing transactions, in each case, the terms of which are approved by the Board.

(e)           After 5:00pm, New York time, on the trading day immediately preceding the date of the consummation or occurrence of a Liquidation (unless such Liquidation is not actually consummated), all rights of the holders of the shares of Convertible Preferred Stock (except the right to receive the Liquidation Preference without interest upon surrender of their certificate or certificates), including the right to convert pursuant to Section 5(a), shall cease with respect to such shares, and such shares of Convertible Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

4.             Actions Requiring the Consent of Holders of Convertible Preferred Stock.

(a)           As long as any shares of Convertible Preferred Stock are outstanding, the consent of the holders of at least a majority of the shares of Convertible Preferred Stock at the time outstanding, given in accordance with the Articles of Incorporation and Bylaws of the Corporation, as amended, shall be necessary for effecting or validating any of the following transactions or acts or any agreement, understanding or arrangement to do any of the following transactions or acts, in each case, whether directly or indirectly by the Corporation or any subsidiary of the Corporation:

(i)            Any amendment, alteration or repeal of any of the provisions of this Certificate of Designation so as to materially and adversely affect the rights of the Convertible Preferred Stock;

(ii)           The authorization, designation, creation or issuance by the Corporation of, or the increase in the number of authorized shares of, any stock of any class or series, or any security convertible into stock of any class or series (including, without limitation, the authorization or creation of any new class of preferred stock or any action which would result in another series of preferred stock) ranking in terms of liquidation preference, redemption rights or other rights, preferences, privileges or special powers, senior to the Convertible Preferred Stock in any manner;

(iii)          The redemption, purchase or other acquisition, directly or indirectly, of any shares of capital stock or debt securities of the Corporation or any of its subsidiaries or any option, warrant or other right to purchase or acquire any such shares or securities, other than: (A) the shares of Series 1 Preferred Stock provided that (x) the consideration paid upon such repurchase, redemption or acquisition shall, except where the Board has approved a Liquidation, be in the form of Common Stock of the Corporation and (y) that such shares of Series 1 Preferred Stock are immediately retired upon such repurchase, redemption or acquisition, it being expressly agreed that, any time after the Board has approved a Liquidation, the Corporation shall have the right, without the consent of the holders of Convertible Preferred Stock pursuant to this Section 4, to repurchase, redeem or acquire the shares of Series 1 Preferred Stock, in whole or in part, for cash, (B) the redemption of Convertible Preferred Stock pursuant to the terms hereof, or (C) any securities of the Corporation pursuant to the terms of an equity-based compensation plan or agreement approved by the Board; or (D) the cashless exercise, pursuant to the terms thereof, of any option or warrant issued pursuant to an equity-based compensation plan or agreement adopted by the Board and approved by the shareholders of the Corporation after the Date of Original Issue; (E) Common Stock warrants issued pursuant to the Asset Purchase Agreement dated March 20, 2001, as amended, between the Corporation and International Isotopes, Inc. outstanding on the Original Issuance Date; or (F) the Common Stock Warrants issued pursuant to the Preferred Stock and Warrant Purchase Agreement entered into among the Corporation and the purchasers of the Convertible Preferred Stock on the Date of Original Issue (the “Preferred Stock Purchase Agreement”); and

(iv)          Any increase or decrease in the number of authorized shares of Convertible Preferred Stock.

(b)           Notwithstanding the provisions of this Section 4 or any other provision of this Certificate of Designation to the contrary, in reliance on and to the fullest extent permitted by Section  23B.11.035(4) of the Washington Business Corporation Act, as amended, the holders of Convertible Preferred Stock shall not be entitled to vote as a separate voting class on any transaction (or any actions necessary to consummate such a transaction) that is a Change of Control (the holders of the Convertible Preferred Stock in such case being entitled to vote with the holders of Common Stock as a single voting class as provided in Section 2 above.)

Each of the following transactions shall constitute a “Change of Control” (without regard to whether such transaction also is deemed a Liquidation under Section 3):  (i) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; (ii) the acquisition of the Corporation by another entity by means of a transaction or series of transactions (including any reorganization, merger, share exchange or consolidation other than one effected for the purpose of reincorporating the Corporation), as a result of which the shareholders of the corporation receive cash, securities or other property in exchange for their shares and the holders of the Company’s equity voting securities immediately prior to the transaction together own less than 80% of the outstanding voting power of the surviving or resulting corporation; (iii) the sale of all or substantially all of the assets of the Corporation; or (iv) the acquisition by an individual or legal entity or group (as set forth in Section 13(d) of the Exchange Act) of more than 50% of the voting rights or equity interests in the Corporation, whether in one transaction or in a series of related transactions.

(c)           Nothing in this Section 4 nor any other provision of this Certificate of Designation shall in any manner, directly or indirectly, (i) impair or restrict any right of the Corporation under, or prohibit, restrict or require shareholder approval, including approval of the holders of Convertible Preferred Stock, of any actions contemplated or permitted by, the Rights Agreement between the Corporation and First Interstate Bank of Washington, NA, as Rights Agent, dated as of April 10, 1996, as currently in effect and as may in the future be amended from time to time (the “Rights Agreement”), including but not limited to, the issuance, redemption, conversion, exchange or cancellation of any Rights, Common Shares or Preferred Shares (each as defined in the Rights Agreement), the supplementation or amendment of the Rights Agreement, and extension of the Final Expiration Date of the Rights (as defined in the Rights Agreement), or (ii) require shareholder approval, including approval of the holders of Convertible Preferred Stock, or directly or indirectly impair, restrict or prohibit the adoption of a new rights plan or arrangement in the event of termination or expiration of the current Rights Agreement.

(d)           Any consent of the holders of the Convertible Preferred Stock pursuant to this Section 4 shall be in addition to the right of the holders of the Convertible Preferred Stock to vote with the holders of Common Stock as a single voting class as provided in Section 2 above.  The majority consent of the holders of the Convertible Preferred Stock required under this Section 4 shall, as and to the extent permitted by law, supercede any greater vote of the Convertible Preferred Stock otherwise provided by statute.

(e)           In reliance on and to the fullest extent permitted by Section 23B.10.040(4) of the Washington Business Corporation Act, as amended, the holders of Convertible Preferred Stock shall not be entitled to vote as a separate voting class on the authorization, designation, creation or issuance by the Corporation of, or the increase in the number of authorized shares of, any stock of any class or series, or any security convertible into stock of any class or series (including, without limitation, the authorization or creation of any new class of preferred stock or any action which would result in another series of preferred stock) ranking in terms of liquidation preference, redemption rights or other rights, preferences, privileges or special powers substantially equal to the Convertible Preferred Stock.

5.             Conversion.

(a)           Right to Convert. Subject to the limitations set forth in Sections 3(e), 5(h), 5(i) and 7(a) hereof, the holder of any share or shares of Convertible Preferred Stock shall have the right at any time, at such holder’s option, to convert all or any lesser portion of such holder’s shares of Convertible Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) $10,000 (the “Stated Value”) per share of Convertible Preferred Stock to be converted plus declared and unpaid dividends thereon by (ii) the Conversion Value (as defined below) then in effect for such Convertible Preferred Stock. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any Convertible Preferred Stock. With respect to any fraction of a share of Common Stock called for upon any conversion, the Corporation shall pay to the holder an amount in cash equal to such fraction multiplied by the Current Market Price per share of the Common Stock.

“Current Market Price” means, in respect of any share of Common Stock on any date herein specified:

(1)           if there shall not then be a public market for the Common Stock, the higher of (a) the book value per share of Common Stock at such date, and (b) the Appraised Value (as hereinafter defined) per share of Common Stock at such date, or

(2)           if there shall then be a public market for the Common Stock, the higher of (x) the book value per share of Common Stock at such date, and (y) the average of the daily market prices for the 20 consecutive trading days immediately before such date (except that where the Current Market Price is determined for purposes of Section 2, such average of the daily market prices shall be over 5 consecutive trading days rather than 20). The daily market price for each such trading day shall be (i) the closing bid price on such day on the principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, (ii) if no sale takes place on such day on any such exchange, the last reported closing bid price on such day as officially quoted on any such exchange (including Nasdaq), (iii) if the Common Stock is not then listed or admitted to trading on any stock exchange, the last reported closing bid price on such day in the over-the-counter market, as furnished by the National Association of Securities Dealers Automatic Quotation System or the National Quotation Bureau, Inc., (iv) if neither such corporation at the time is engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business, or (v) if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc. (the “NASD”) selected mutually by holders of a majority of the Convertible Preferred Stock and the Corporation or, if they cannot agree upon such selection, as selected by two such members of the NASD, one of which shall be selected by holders of a majority of the Convertible Preferred Stock and one of which shall be selected by the Corporation (as applicable, the “Daily Market Price”).

“Appraised Value” means, in respect of any share of Common Stock on any date herein specified, the fair saleable value of such share of Common Stock (determined without giving effect to the discount for (i) a minority interest or (ii) any lack of liquidity of the Common Stock or to the fact that the Corporation may have no class of equity registered under the Exchange Act of 1934, as amended (the “Exchange Act”)) as of the last day of the most recent fiscal month end prior to such date specified, based on the value of the Corporation (assuming the conversion and exercise of all of the Corporation’s authorized and issued capital stock), as determined by a nationally recognized investment banking firm selected by the Corporation’s Board of Directors and having no prior relationship with the Corporation, and reasonably acceptable to not less than a majority in interest of the holders of the Convertible Preferred Stock then outstanding.

(b)           Mandatory Conversion. Subject to the limitations set forth in Section 5(h) and Section 5(i) hereof, at any time after the date that is 6 months after the original date of issuance of the Convertible Preferred Stock (the “Date of Original Issue”), the Corporation may elect, upon twenty days prior written notice to the holders of the Convertible Preferred Stock (the “Corporation Conversion Notice”), to have all (but not less than all) of the then outstanding shares of Convertible Preferred Stock converted into Common Stock so long as a Conversion Triggering Event has occurred prior to the date of such conversion.  In the event of such election by the Corporation and delivery of the Corporation Conversion Notice, each outstanding share of Convertible Preferred Stock shall be converted, as of the Corporation Conversion Date (defined Section 5(c)(iv) below), into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the aggregate Stated Value of the shares of Convertible Preferred Stock to be converted plus declared and unpaid dividends thereon by (ii) the Conversion Value (as hereinafter defined) then in effect for such Convertible Preferred Stock.  Following receipt of a Corporation Conversion Notice, the holders of Convertible Preferred Stock may from time to time deliver Conversion Amount Notices (as defined below) to the Corporation.

“Conversion Triggering Event” means:

(A)          The Registration Statement (as hereinafter defined) covering all of the shares of Common Stock into which the Convertible Preferred Stock is convertible is effective (or all of the shares of Common Stock into which the Convertible Preferred Stock is convertible may be sold without restriction pursuant to Rule 144(k) promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”)), the Common Stock shall then be listed or admitted to trading, or quoted, as applicable on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market and the volume weighted average price (VWAP) of the Common Stock on the principal stock exchange (including Nasdaq) on which such Common Stock is then listed or admitted to trading, or quoted, as applicable, for each trading day over a period of twenty (20) consecutive trading days is equal to or greater than $8.00 per share (subject to adjustment for stock splits, reverse splits, stock dividends and the like); or

(B)           less than 20% of the shares of Convertible Preferred Stock issued on the Date of Original Issue remain outstanding.

“Registration Statement” shall have the meaning established in the Investor Rights Agreement dated the Date of Original Issue by and among the Corporation and the other parties signatory thereto.

(c)           Mechanics of Conversion.

(i)            Such right of conversion (other than mandatory conversion) shall be exercised by the holder of shares of Convertible Preferred Stock by delivering to the Corporation a conversion notice in the form attached hereto as Exhibit A (the “Shareholder Conversion Notice”), appropriately completed and duly signed and specifying the number of shares of Convertible Preferred Stock that the holder elects to convert (the “Converting Shares”) into shares of Common Stock, and by surrender not later than two (2) business days thereafter of the certificate or certificates representing such Converting Shares. The Shareholder Conversion Notice shall also contain a statement of the name or names (with addresses and tax identification or social security numbers) in which the certificate or certificates for Common Stock shall be issued, if other than the name in which the Converting Shares are registered. Promptly after the receipt of the Shareholder Conversion Notice, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Converting Shares or such holder’s nominee, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Converting Shares. Such conversion shall be deemed to have been effected as of the close of business on the date of receipt by the Corporation of the Shareholder Conversion Notice (the “Shareholder Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on the Shareholder Conversion Date.

(ii)           From time to time following receipt of a Corporation Conversion Notice, holders may deliver to the Corporation a notice or notices indicating the amount of Convertible Preferred Stock that may be converted pursuant to Section 5(h) (each, a “Conversion Amount Notice” and such shares, in such case, also Converting Shares).

(iii)          The Corporation shall effect the issuance of Common Stock upon any conversion (and certificates for unconverted Convertible Preferred Stock) within three (3) trading days after the Shareholder Conversion Date or the Corporation Conversion Date, as applicable, and shall transmit the certificates by messenger or reputable overnight delivery service to reach the address designated by such holder within three (3) trading days after the receipt by the Corporation of the Shareholder Conversion Notice or Conversion Amount Notice, provided, however, that if the Conversion Amount Notice is delivered prior to the Corporation Conversion Date, the Corporation shall so transmit the certificates within three (3) trading days after the Corporation Conversion Date.  If certificates evidencing the Common Shares are not received by the holder within five (5) trading days of the Shareholder Conversion Notice, then the holder will be entitled to revoke and withdraw its Shareholder Conversion Notice, in whole or in part, at any time prior to its receipt of those certificates.  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion of Converting Shares or in payment of dividends hereunder, provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the holder, the Corporation shall use its commercially reasonable best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion or dividend payment to the holder, by crediting the account of the holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system.  The time periods for delivery described above, and for delivery of Common Stock in payment of dividends hereunder, shall apply to the electronic transmittals through the DWAC system.  The parties agree to coordinate with DTC to accomplish this objective.  The person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Shareholder Conversion Date, the Corporation Conversion Date or such later date upon which conversion occurs following delivery to the Corporation of a Conversion Amount Notice, as applicable.  If the conversion has not been rescinded in accordance with this paragraph and the Corporation fails to deliver to the holder such certificate or certificates (or shares through DTC) pursuant to this Section 5 (free of any restrictions on transfer or legends, if such shares have been registered) in accordance herewith, prior to the seventh trading day after the Shareholder Conversion Date, the Corporation Conversion Date or such later date upon which conversion occurs following delivery to the Corporation of a Conversion Amount Notice, as applicable (assuming timely surrender of the Convertible Preferred Stock certificates), the Corporation shall pay to such holder, in cash, on a per diem basis, an amount equal to 2% of the Liquidation Preference of all Convertible Preferred Stock held by such holder per month until such delivery takes place.

The Corporation’s obligation to issue Common Stock upon conversion of Convertible Preferred Stock shall be absolute, is independent of any covenant of any holder of Convertible Preferred Stock, and shall not be subject to:  (i) any offset or defense; or (ii) any claims against the holders of Convertible Preferred Stock whether pursuant to this Certificate of Designation, the Preferred Stock Purchase Agreement, the Investor Rights Agreement or otherwise.

(iv)          Subject to the provisions of Section 5(h), in the event that a Conversion Triggering Event has occurred and the Corporation has thereafter elected to effect a mandatory conversion, all the shares of Convertible Preferred Stock shall be converted on the effective date set forth in the Corporation Conversion Notice, which shall not be more than twenty (20) days following the date on which a Corporation Conversion Notice is delivered to the holders (such date, the “Corporation Conversion Date”) as if the holders thereof had delivered a Shareholder

Conversion Notice with respect to such shares on the Corporation Conversion Date. Promptly thereafter, the holders of the Convertible Preferred Stock shall deliver their certificates evidencing the Convertible Preferred Stock to the Corporation or its duly authorized transfer agent, and upon receipt thereof, the Corporation shall issue or cause its transfer agent to issue certificates evidencing the Common Stock into which the Convertible Preferred Shares have been converted.  The delivery of a Corporation Conversion Notice and the election by the Corporation to exercise its mandatory conversion right shall not limit the right of the holders to convert at an earlier time upon delivery of a Shareholder Conversion Notice prior to the Corporation Conversion Date.

(d)           Beneficial Ownership Cap. To the extent that any shares of Convertible Preferred Stock are not converted upon the occurrence of the Corporation Conversion Date on account of the application of Section 5(h), such shares of Convertible Preferred Stock shall be deemed converted automatically under this Section 5 at the first moment after the Corporation Conversion Date when Section 5(h) would not prevent such conversion. Notwithstanding the preceding sentence, upon the Corporation Conversion Date, the right to: (i) the liquidation preference of the Convertible Preferred Stock, including, without limitation, the right to be treated as holders of Convertible Preferred Stock in the event of a merger, share exchange or consolidation; (ii) the voting rights described in Section 4 hereof; (iii) the redemption rights in Section 12 hereof and (iv) all other preferential rights granted to holders of the Convertible Preferred Stock shall cease immediately.  Nothing in this Section 5(d) shall limit the rights described in Sections 5(f) and (g).

(e)           Conversion Value. The initial conversion value for the Convertible Preferred Stock shall be $5.00 per share of Common Stock, such value to be subject to adjustment in accordance with the provisions of this Section 5. Such conversion value in effect from time to time, as adjusted pursuant to this Section 5, is referred to herein as a “Conversion Value.” All of the remaining provisions of this Section 5 shall apply separately to each Conversion Value in effect from time to time with respect to Convertible Preferred Stock.

(f)            Stock Dividends, Subdivisions and Combinations.  If at any time while the Convertible Preferred Stock is outstanding, the Corporation shall:

(i)            cause the holders of its Common Stock to be entitled to receive a dividend payable in, or other distribution of, additional shares of Common Stock,

(ii)           subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii)          combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then in each such case the Conversion Value shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this Section 5(f) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clauses (ii) or (iii) of this Section 5(f) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that a Conversion Value is calculated hereunder, then the calculation of such Conversion Value shall be adjusted appropriately to reflect such event.

(g)           Certain Other Distributions. If at any time while the Convertible Preferred Stock is outstanding the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any dividend or other distribution of:

(i)            cash,

(ii)           any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (other than cash or additional shares of Common Stock as provided in Section 5(f) hereof), or

(iii)          any warrants or other rights to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property or assets of any nature whatsoever (in each case set forth in subparagraphs 5(g)(i), 5(g)(ii) and 5(g)(iii) hereof, the “Distributed Property”), then upon any conversion of Convertible Preferred Stock that occurs after such record date, the holder of Convertible Preferred Stock shall be entitled to receive, in addition to the shares of Common Stock otherwise issuable upon such conversion of the Convertible Preferred Stock (“Conversion Shares”), the Distributed Property that such holder would have been entitled to receive in respect of such number of Conversion Shares had the holder been the record holder of such Conversion Shares as of such record date. Such distribution shall be made whenever any such conversion is made. In the event that the Distributed Property consists of property other than cash, then the fair value of such Distributed Property shall be as determined in good faith by the Board of Directors of the Corporation and set forth in reasonable detail in a written valuation report (the “Valuation Report”) prepared by the Board of Directors. The Corporation shall give written notice of such determination and a copy of the Valuation Report to all holders of Convertible Preferred Stock, and if the holders of a majority of the outstanding Convertible Preferred Stock object to such determination within twenty (20) business days following the date such notice is given to all of the holders of the Convertible Preferred Stock, the Corporation shall submit such valuation to an investment banking firm of recognized national standing selected by not less than a majority of the holders of the Convertible Preferred Stock and acceptable to the Company in its reasonable discretion, whose opinion shall be binding upon the Corporation and the holders of Convertible Preferred Stock. A reclassification of the Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value) into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Corporation to the holders of its Common Stock of such shares of such other class of stock within the meaning of this Section 5(g) and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such change shall be deemed a subdivision or combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 5(f).

(h)           Blocking Provision.

(i)            Except as provided otherwise in this Section 5(h)(i), the number of Conversion Shares that may be acquired by any holder, and the number of shares of Convertible Preferred Stock that shall be entitled to voting rights under Section 2 hereof, shall be limited to the extent necessary to insure that, following such conversion (or deemed conversion for voting purposes), the number of shares of Common Stock then beneficially owned by such holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) does not exceed 4.99% of the total number of shares of Common Stock of the Corporation then issued and outstanding (the “Beneficial Ownership Cap”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a holder of Convertible Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder. Each delivery of a Shareholder Conversion Notice or Conversion Amount Notice by a holder of Convertible Preferred Stock will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, that the issuance of the full number of shares of Common Stock requested in such Shareholder Conversion Notice or Conversion Amount Notice is permitted under this paragraph and the Corporation shall have no obligations to such holder to verify the Beneficial Ownership Cap. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by a particular Shareholder Conversion Notice or Conversion Amount Notice.

(ii)           In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall as soon as possible seek the approval of its shareholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Convertible Preferred Stock, provided, however, that the Corporation shall not be required to call a special meeting for such purpose if the Corporation’s annual meeting is to take place within three months of the date on which the Corporation becomes aware that such approval will be required and the Corporation includes such approval for action at the annual meeting.

(iii)          Notwithstanding the foregoing provisions of Section 5(h), any holder of Convertible Preferred Stock shall have the right prior to the Date of Original Issue upon written notice to the Corporation, or after the Date of Original Issue upon 61 days prior written notice to the Corporation to choose not to be governed by the Beneficial Ownership Cap provided herein.

(iv)          Section 5(h) shall not apply in case of a Liquidation or Change of Control.

(i)            Overall Cap on Common Stock Issuable.  Notwithstanding anything contained herein to the contrary, if the rules of Nasdaq require, the aggregate number of shares of Common Stock issued and issuable by the Corporation upon the conversion of the Convertible Preferred Stock shall not exceed 19.99% of the number of shares of Common Stock or 19.99% of the voting power outstanding on the Date of Original Issue, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Stock (the “Maximum Common Stock Issuance”), unless the issuance of shares hereunder in excess of the Maximum Common Stock Issuance shall first be approved by the Corporation’s shareholders in accordance with applicable law and the By-laws and Articles of Incorporation of the Corporation. Each holder of Convertible Preferred Stock shall be entitled to receive the number of shares of Common Stock equal to such holder’s pro rata share of the Maximum Common Stock Issuance (based upon its aggregate purchase price paid under the Preferred Stock Purchase Agreement). If a holder has converted and exercised all of its Convertible Preferred Stock, but has not depleted the total number of pro rata shares allocated to it hereunder, its remaining pro rata shares shall be reallocated amongst the other holders still holding Convertible Preferred Stock on a pro rata basis. If at any point in time and from time to time (each a “Trigger Date”) the number of shares of Common Stock issued pursuant to conversion of the Convertible Preferred Stock, together with the number of shares of Common Stock that would then be issuable by the Corporation in the event of conversion of all the Convertible Preferred Stock then outstanding, would exceed the Maximum Common Stock Issuance but for this Section 5(i), then the Corporation shall promptly call a shareholders meeting to obtain shareholder approval for the issuance of Common Stock hereunder in excess of the Maximum Common Stock Issuance, provided, however, that the Corporation shall not be required to call a special meeting for such purpose if the Corporation’s annual meeting is to take place within three months of the date on which the Corporation becomes aware that such approval will be required and the Corporation includes such approval for action at the annual meeting.

(j)            Common Stock Reserved. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock at the time outstanding (without regard to any ownership limitations provided in Section 5(h)).

(k)           Adjustment Upon Issuance of Additional Shares of Common Stock.

(i)            Adjustment to Conversion Value.  If at any time while any Convertible

Preferred Stock is outstanding the Corporation shall issue or sell any additional shares of Common Stock (“Additional Common Stock”) in exchange for consideration in an amount per share of Additional Common Stock less than the Conversion Value at the time the shares of Additional Common Stock are issued or sold, then the Conversion Value immediately prior to such issue or sale shall be reduced to a price determined by dividing:

(1)           an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (the “Common Stock Outstanding”) multiplied by the then existing Conversion Value, plus (b) the consideration, if any, received by the Company upon such issue or sale of the Additional Common Stock; by

(2)           the total number of shares of Common Stock Outstanding immediately prior to such issue or sale plus the number of shares of Additional Common Stock so issued or deemed issued.

For purposes of this Section 5(k)(i), the number of shares of “Common Stock Outstanding” shall be deemed to include the Common Stock issuable upon conversion of all outstanding shares of preferred stock, upon conversion of all other outstanding securities convertible into Common Stock, and upon exercise of all outstanding rights, options or warrants to acquire Common Stock or securities convertible into Common Stock (and assuming conversion of convertible securities issuable upon exercise of such rights, options or warrants) where such rights, options or warrants are both vested at such time and the strike price or exercise price thereof is below the Current Market Price of the Common Stock.

(ii)           Issuance of Common Stock Equivalents. If at any time while the Convertible Preferred Stock is outstanding the Corporation shall issue or sell any warrants or other rights to subscribe for or purchase any additional shares of Common Stock or any securities convertible, directly or indirectly, into shares of Common Stock (collectively, “Common Stock Equivalents”), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the effective price per share for which Common Stock is issuable upon the exercise, exchange or conversion of such Common Stock Equivalents shall be less than the current Conversion Value in effect immediately prior to the time of such issue or sale, then the current Conversion Value shall be adjusted as provided in Section 5(k)(i) on the basis that the maximum number of additional shares of Common Stock issuable pursuant to all such Common Stock Equivalents shall be deemed to have been issued and outstanding and the Corporation shall have received all of the consideration payable therefor, if any, as of the date of the actual issuance of such Common Stock Equivalents. No further adjustments to the current Conversion Value shall be made under this Section 5(k) upon the actual issue of such Common Stock upon the exercise, conversion or exchange of such Common Stock Equivalents.

(iii)          Certain Issues of Common Stock Excepted.  The provisions of Section 5(k) shall not apply to any issuance of Additional Common Stock for which an adjustment is provided under Section 5(f).  The Corporation shall not be required to make any adjustment of the Conversion Value pursuant to Section 5(k) in the case of (A) the issuance of securities to employees, consultants, officers or directors of the Corporation pursuant to stock purchase or stock option plans or agreements approved by the Board (including options issued prior to the Date of Original Issue); (B) the issuance of securities in connection with acquisition transactions approved by the Board (including, but not limited to mergers, consolidations, share exchanges and asset purchases); (C) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, service agreements or similar transactions approved by the Board; (D) the issuance of Common Stock upon conversion of the Convertible Preferred Stock or the Series 1 Preferred Stock; (E) the issuance of Common Stock upon exercise of the Warrants (as defined in the Preferred Stock Purchase Agreement); (F) the issuance of securities pursuant to options, warrants, notes, or other rights to acquire securities of the Corporation outstanding as of the Date of Original Issue; (G) the issuance of securities or rights to acquire securities in connection with strategic collaborations, development agreements, joint ventures or licensing transactions, the terms of which are approved by the Board; (H) securities issued or issuable with the affirmative vote of at least a majority of the then outstanding Convertible Preferred Stock; or (I) the issuance of securities in connection with the Rights Agreement or any successor rights plan, poison pill or similar arrangement hereafter approved by the Board (collectively, “Permitted Dilutive Issuances”).

(iv)          Superseding Adjustment. If, at any time after any adjustment to the current Conversion Value shall have been made pursuant to Section 5(k) as the result of any issuance of Common Stock Equivalents, (x) the right to exercise, exchange or convert all or a portion of the Common Stock Equivalents shall expire unexercised, or (y) the conversion rate or consideration per share for which shares of Common Stock are issuable pursuant to such Common Stock Equivalents shall be increased solely by virtue of provisions therein contained for an automatic increase in such conversion rate or consideration per share, as the case may be, upon the occurrence of a specified date or event, then any such previous adjustments to the Conversion Value shall be rescinded and annulled and the additional shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation.  Upon the occurrence of an event set forth in this Section 5(k)(iv) above, there shall be a recomputation made of the effect of such Common Stock Equivalents on the basis of: (i) treating the number of additional shares of Common Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise, exchange or conversion of any such Common Stock Equivalents, as having been issued on the date or dates of any such exercise, exchange or conversion and for the consideration actually received and receivable therefor, and (ii) treating any such Common Stock Equivalents which then remain outstanding as having been granted or issued immediately after the time of such increase of the conversion rate or consideration per share for which shares of Common Stock or other property are issuable under such Common Stock Equivalents; whereupon a new adjustment to the current Conversion Value shall be made, which new adjustment shall supersede the previous adjustment so rescinded and annulled.

(l)            Rights Distributed Under Rights Agreement. Capitalized terms used in this Section 5(l) and which are not otherwise defined herein, shall have the meanings ascribed to them in the Rights Agreement. While the Rights Agreement or any other poison pill, rights plan or similar arrangement (each, a “Rights Plan”) shall be in effect:

(i)            Holders who convert Convertible Preferred Stock before the Distribution Date or before any Right Certificates or similar right (each a “Right”) shall be evidenced by a separate rights certificate or shall otherwise be transferable otherwise than in connection with the transfer of the underlying shares of Common Stock (the date of the occurrence of any of the foregoing being referred to herein as a “Rights Distribution Date”), will receive, in addition to shares of Common Stock issued on conversion, one Right for each such share of Common Stock.

(ii)           Upon the occurrence of a Rights Distribution Date, each holder of Convertible Preferred Stock shall receive, without any further action by the Corporation or the Board, such number of Rights equal to the number of Rights such Holder would have held if, immediately prior to the Rights Distribution Date, all of the shares of Convertible Preferred Stock had been converted into shares of Common Stock at the then current Conversion Value. The Corporation shall issue to each holder of Convertible Preferred Stock certificates evidencing such Rights, no later than five business days following such Rights Distribution Date. In the event the applicable Rights Plan does not permit such Rights to be granted to each holder of Convertible Preferred Stock, the Corporation shall promptly (i) amend the applicable Rights Plan to permit the Corporation to take the actions set forth in this Section 5(l), or (ii) issue to each holder of Convertible Preferred Stock an option, right or similar arrangement giving each such holder the same rights and benefits as they would have held upon the receipt of the applicable number of Rights.

6.             Other Provisions Applicable to Adjustments. The following provisions shall be applicable to the making of adjustments of the number of shares of Common Stock into which the Convertible Preferred Stock is convertible and the current Conversion Value provided for in Section 5:

(a)           When Adjustments to Be Made. The adjustments required by Section 5 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment to the Conversion Value that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 5(f)) up to, but not beyond the Conversion Date if such adjustment either by itself or with other adjustments not previously made adds less than 1% of the shares of Common Stock into which the Convertible Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by Section 5 and not previously made, would result in a minimum adjustment or on the Conversion Date. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b)           Fractional Interests. In computing adjustments under Section 5, fractional interests in Common Stock shall be taken into account to the nearest 1/100th of a share.

(c)           When Adjustment Not Required. If the Corporation undertakes a transaction contemplated under Section 5(g) and as a result takes a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights or other benefits contemplated under Section 5(g) and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights or other benefits contemplated under Section 5(g), then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(d)           Escrow of Stock. If after any property becomes distributable pursuant to Section 5 by reason of the taking of any record of the holders of Common Stock, but prior to the occurrence of the event for which such record is taken, a holder of the Convertible Preferred Stock either converts the Convertible Preferred Stock or there is a mandatory conversion during such period or such holder is unable to convert shares pursuant to Section 5(h), such holder of Convertible Preferred Stock shall continue to be entitled to receive any shares of Common Stock issuable upon conversion under Section 5 by reason of such adjustment (as if such Convertible Preferred Stock were not yet converted) and such shares or other property shall be held in escrow for the holder of the Convertible Preferred Stock by the Corporation to be issued to holder of the Convertible Preferred Stock upon and to the extent that the event actually takes place. Notwithstanding any other provision to the contrary herein, if the event for which such record was taken fails to occur or is rescinded, then such escrowed shares shall be canceled by the Corporation and escrowed property returned to the Corporation.

7.             Adjustments for Reorganization, Reclassification, Consolidation or Merger.

(a)           Consolidation or Merger Not Constituting a Liquidation

(i)            In the event of any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged, a merger to effect a reincorporation of the Corporation, or a merger into or consolidation with a wholly owned subsidiary of the Corporation), then, if such consolidation or merger is not a Liquidation within the meaning of Section 3(d) hereof, the holders of Convertible Preferred Stock shall immediately prior to the closing of such consolidation or merger be entitled to receive an amount per share equal to the greater of (i) $10,000 or (ii) the amount the holder would be entitled to receive if such holder had converted such share of Convertible Preferred Stock immediately prior to such consolidation or merger (such greater amount being the “Exchange Amount”).  The Exchange Amount shall be paid in the same form (e.g. securities, cash or other property) as that offered or payable to the holders of Common Stock in the consolidation or merger.

(ii)           After 5:00pm, New York time, on the trading day immediately preceeding the effective date of any merger or consolidation of the Corporation subject to Section 7(a) (unless such merger or consolidation is not actually effected), all rights of the holders of the shares of Convertible Preferred Stock (except the right to receive the Exchange Amount without interest upon surrender of their certificate or certificates), including the right to convert pursuant to Section 5(a), shall cease with respect to such shares, and such shares of Convertible Preferred Stock shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(b)           Reorganization or Reclassification Not Constituting a Liquidation

(i)            In the event of (A) any capital reorganization (other than a consolidation or merger of the Corporation) or (B) any reclassification of the stock of the Corporation (other than a change in par value or from no par value to par value or from par value to no par value, or as a result of a stock dividend or subdivision, split up or combination of shares, or a reclassification covered by Section 5(f) or a merger or consolidation of the Corporation), then, if such event set forth in clause (A) or (B) of this Section 7(b)(i) is not a Liquidation within the meaning of Section 3(d) hereof (in such case, each event set forth in (A) and (B) being a “Nonliquidation Event”), the holders of Convertible Preferred Stock shall after such Nonliquidation Event receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, the kind and number of shares of stock or other securities or property as would have been issued or payable in such Nonliquidation Event with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion immediately prior to the time of such Nonliquidation Event.

(ii)           The provisions of this Section 7(b) shall similarly apply to successive reorganizations or reclassifications.

8.             Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 5, any Permitted Dilutive Issuances, any Liquidation or any merger, consolidation, reorganization or reclassification covered by Section 7, then, if such action will have a materially adverse effect upon the rights of the holders of Convertible Preferred Stock, the number of shares of Common Stock or other stock into which the Convertible Preferred Stock is convertible and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

9.             Certain Limitations. Notwithstanding anything herein to the contrary, the Corporation agrees not to enter into any transaction which, by reason of any adjustment hereunder, would cause the current Conversion Value to be less than the par value per share of Common Stock.

10.           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Value, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Value at the time in effect for the Convertible Preferred Stock and (iii) the number of shares of Common Stock and the amount, if any, or other property which at the time would be received upon the conversion of Convertible Preferred Stock owned by such holder (without regard to the ownership limitations set forth in Section 5(h)).

11.           Notices of Record Date. In the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Convertible Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

12.           Redemption.

(a)           Redemption at the Holders’ Elections. If a Redemption Triggering Event (as defined below) has occurred, and a holder has so elected, the Corporation shall redeem the Convertible Preferred Stock of any holder who gives a Demand for Redemption (as defined below). The Corporation shall, promptly thereafter, redeem the shares of Convertible Preferred Stock as set forth in the Demand for Redemption. The Corporation shall effect such redemption on the Redemption Date by paying in cash for each such share to be redeemed an amount equal to the greater of (i) the Redemption Price (as defined below) or (ii) the total number of shares of Common Stock into which such Convertible Preferred Stock is convertible multiplied by the Current Market Price at the time of the Redemption Triggering Event.  “Redemption Triggering Event” means the Corporation’s failure or refusal to convert any shares of Convertible Preferred Stock in accordance with the terms hereof, or the providing of written notice to such effect.  “Redemption Price” means (i) all declared but unpaid dividends as of the date of Demand for Redemption with respect to each share to be redeemed, plus (ii) 125% of the Liquidation Preference of each share to be redeemed.

(b)           Demand for Redemption. A holder desiring to elect a redemption as herein provided shall deliver a notice (the “Demand for Redemption”) to the Corporation while such Redemption Triggering Event continues specifying the following:

(i)            The approximate date and nature of the Redemption Triggering Event;

(ii)           The number of shares of Convertible Preferred Stock to be redeemed; and

(iii)          The address to which the payment of the Redemption Price shall be delivered, or, at the election of the holder, wire instructions with respect to the account to which payment of the Redemption Price shall be required.

A holder may deliver the certificates evidencing the Convertible Preferred Stock to be redeemed with the Demand for Redemption or under separate cover. Payment of the Redemption Price shall be made not later than two (2) business days after the date on which a holder has delivered a Demand for Redemption and the certificates evidencing the shares of Convertible Preferred Stock to be redeemed.

(c)           Redemption at the Corporation’s Election. If the holders of the Convertible Preferred Stock, for any reason, whether by operation of law or otherwise, are or become entitled to a separate class vote on a Change of Control or Liquidation approved by the Board, or on or in connection with any document or transaction necessary to accomplish a Change of Control or Liquidation approved by the Board, then the Corporation may, at the option of the Board, elect to redeem all of the shares of Convertible Preferred Stock by giving notice of such election pursuant to Section 12(d)(i) hereof to all holders of Convertible Preferred Stock. The amount payable in redemption of each share of Convertible Preferred Stock (the “Corporation Redemption Price”) shall be equal to the greater of $10,000 or the consideration that the Convertible Preferred Stock holder would have received in the Change of Control or Liquidation if such share of Convertible Preferred Stock had been converted immediately prior to the consummation of such Change of Control or Liquidation. The redemption shall be effected in the manner specified in paragraph (d) below.  The Corporation Redemption Price shall be paid in the same form (e.g. securities, cash or other property) as that offered or payable to the holders of Common Stock in the Change of Control or Liquidation.

(d)           Redemption Mechanics. The Corporation shall effect a redemption made at the election of the Corporation as follows:

(i)            At least 15 but no more than 60 days prior to the date fixed for any redemption of Convertible Preferred Stock (the “Redemption Date”), written notice shall be given to each holder of record of Convertible Preferred Stock to be redeemed, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Corporation Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). On or after the Redemption Date, each holder of Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Corporation Redemption Price of such shares shall be paid to the person whose name appears on such certificate or certificates as the owner thereof, and upon such payment, each surrendered certificate shall be canceled.

(ii)           From and after the close of business on the Redemption Date, unless there shall have been a default in payment of the Corporation Redemption Price, all rights of the holders of the shares of Convertible Preferred Stock designated for redemption as holders of Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), including the right to convert pursuant to Section 5(a), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(iii)          At or as soon as practicable following the effective time of the Change of Control or Liquidation referred to in Section 12(c), the Corporation or the acquiror or successor thereof, as applicable, shall deposit the Corporation Redemption Price of all outstanding shares of Convertible Preferred Stock designated for redemption in the Redemption Notice, and not yet redeemed, with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation or the acquiror or successor thereof, as applicable, shall deposit irrevocable instructions and authorize such bank or trust company to pay, on and after the date fixed for redemption or prior thereto, the Corporation Redemption Price of the Convertible Preferred Stock to the holders thereof upon surrender of their certificates. The balance of any monies, securities or other property deposited by the Corporation or the acquiror or successor thereof, as applicable, pursuant to this paragraph remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to the Corporation or the acquiror or successor thereof, as applicable, provided that the stockholder to which such monies, securities or other property would be payable hereunder shall be entitled, upon proof of its ownership of the Convertible Preferred Stock, to receive such monies, securities or other property but without interest from the Redemption Date.

(e)           Status of Redeemed or Purchased Shares. Any shares of the Convertible Preferred Stock at any time purchased, redeemed or otherwise acquired by the Corporation shall not be reissued and shall be retired.

13.           Observer Rights.  (a)  So long as at least 50% of the shares of Convertible Preferred Stock issued on the Date of Original Issue remain outstanding, the holders of a majority of the then-outstanding shares of Convertible Preferred Stock shall have the right, on an annual basis, to designate one nonvoting observer to attend meetings of the Board of Directors of the Corporation and any subsidiaries of the Corporation (and any committees thereof) (the “Observer”) except as set forth in Section 13(b).  Prior to such designation, the Observer nominee must be approved by the Board of Directors, such approval not to be unreasonably withheld or delayed.  The Corporation (and each direct and indirect subsidiary thereof) shall give the Observer written notice of each meeting of the Board of Directors and committees thereof that the Observer is entitled to attend pursuant to Section 13(b) at the same time and in the same manner as the members of the Board of Directors or such committee receive notice of such meetings.  Except as limited by Section 13(b), the Observer shall be entitled to receive all written materials and other information given to the directors in connection with such meetings at the same time such materials and information are given to the directors, and the Observer shall keep such materials and information confidential.  Except as limited by Section 13(b), if the Corporation or a subsidiary proposes to take any action by written consent in lieu of a meeting of its Board of Directors or a committee thereof, the Corporation or such subsidiary shall give written notice thereof to the Observer prior to the effective date of such consent.  Except as limited by Section 13(b), the Corporation or such subsidiary shall provide to the Observer all written materials and other information given to the directors in connection with such action by written consent at the same time such materials and information are given to the directors.

(b)           The Observer shall be entitled to attend all general sessions of the Board of Directors and committees thereof, but shall not be permitted to attend executive sessions of the Board of Directors and committees thereof.  The Observer shall not be present at any discussions of the Board of Directors or receive written materials, communications or other information given to the directors in connection with such discussions if, in the reasonable opinion of Corporation’s counsel, the Observer’s presence at such discussions or receipt of such written materials, communications or other information would jeopardize the Corporation’s attorney-client privilege.  Prior to attendance of any meeting of the Board or Directors or any committee thereof and prior to receipt of any written materials, communications or other information in connection with such meetings, the Observer shall enter into a customary confidentiality agreement in form and substance acceptable in the reasonable judgment of the Corporation with respect to such meetings, written materials, communications and other information.

14.           Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (New York City time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows: (i) if to the Corporation, to 300 Elliott Avenue West, Suite 500, Seattle, Washington 98119, Attention:  President, Facsimile No.: (206) 286-2537, or (ii) if to a holder of Convertible Preferred Stock, to the address or facsimile number appearing on the Corporation’s shareholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Convertible Preferred Stock may provide to the other in accordance with this Section.

15.           Stock Transfer Taxes. The issue of stock certificates upon conversion of the Convertible Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Convertible Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

[signature page follows]

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Designation of Rights and Preferences, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this 3rd day of December, 2003.

NEORX CORPORATION

By:	/s/Jack L. Bowman
Name: Jack L. Bowman
Title: President and Chief Executive Officer

EXHIBIT A

FORM OF SHAREHOLDER CONVERSION NOTICE

(To be executed by the registered Holder in order to convert shares of Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert the number of shares of Series B Convertible Preferred Stock (the “Convertible Preferred Stock”) indicated below into shares of common stock, par value $0.02 per share (the “Common Stock”), of NeoRx Corporation, a Washington corporation (the “Corporation”), according to the Designation of Rights and Preferences of the Convertible Preferred Stock and the conditions hereof, as of the date written below. The undersigned hereby requests that certificates for the shares of Common Stock to be issued to the undersigned pursuant to this Shareholder Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If the shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. A copy of the certificate representing the Convertible Preferred Stock being converted is attached hereto.

Date of Conversion (Date of Notice)

Number of shares of Convertible Preferred Stock owned prior to Conversion

Number of shares of Convertible Preferred Stock to be Converted

Stated Value of Convertible Preferred Stock to be Converted

Amount of accumulated and unpaid dividends on shares of Convertible Preferred Stock to be Converted

Number of shares of Common Stock to be Issued (including conversion of declared but unpaid dividends on shares of Convertible Preferred Stock to be Converted)

Applicable Conversion Value

Number of shares of Convertible Preferred Stock owned subsequent to Conversion

Conversion Information:[NAME OF HOLDER]

Address of Holder:

Issue Common Stock to (if different than above):

Name:

Address:

Tax ID #:

The undersigned represents, subject to the accuracy of information filed under the Securities Act and the Exchange Act by the Corporation with respect to the outstanding Common Stock of the Corporation, as of the date hereof that, after giving effect to the conversion of Preferred Shares pursuant to this Shareholder Conversion Notice, the undersigned will not exceed the “Beneficial Ownership Cap” contained in Section 5(h) of the Designation of Rights and Preferences of the Convertible Preferred Stock.

Name of Holder

By:

Name:

Title: